STOCK PURCHASE AGREEMENT BY AND AMONG

DISTRESSED ASSET ACQUISITIONS, INC.

AND

EGPI FIRECREEK, INC.

REGARDING ALL OF THE ISSUED AND OUTSTANDING STOCK OF

TERRA TELECOM, INC.

11.6	GOVERNING LAW	7
11.7	DISPUTE RESOLUTION	7
11.8	COUNTERPARTS	7
11.9	HEADINGS	7
11.10	BINDING EFFECT	7
11.11	DELAYS OR OMISSIONS	7
11.12	SEVERABILITY	7
11.13	EXPENSES	7

SECURITIES EXCHANGE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “AGREEMENT”), dated as of March 14, 2011 (the “Closing Date”), by and among Distressed Asset Acquisitions, Inc., a Georgia C-corporation, located at 1800 Century Place NE, Suite 570, Atlanta Georgia 30345 (the “PURCHASER”), and EGPI FIRECREEK, INC., a Nevada corporation, located at 6564 North Smoke Tree Lane, Scottsdale Arizona 85253 (the "SELLER"), who owns 100% of TERRA TELECOM, INC, a Delaware corporation located at 4510 South 86th East Ave, Tulsa Oklahoma, 74145 (the “COMPANY”), (the Seller, the Purchaser, are collectively referred to herein as the “PARTIES”).

RECITALS

A.	The Seller owns all of the issued and outstanding stock of the Company.

B.
The Seller desires to exchange all of its interests in the Company to the Purchaser, and the Purchaser desires to purchase all of such interests from the Seller for a promissory note totaling Twenty Five Thousand US Dollars ($25,000.00) (the “PROMISSORY NOTE”) in the form of EXHIBIT A hereto.

C.
The Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

D.
Contemporaneously with the execution and delivery of this Agreement and in consideration of the Promissory Note, the Seller shall transfer 100% of the unencumbered shares in the Company owned, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1             PURCHASE OF STOCK AND PURCHASE PRICE

1.1
PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, all of the issued and outstanding shares of capital stock of the Company (the “SHARES”) for the Promissory Note which is hereinafter referred to as the “Purchase Price”. For value received, the Purchaser promises to pay on or before March 14, 2012 (the “Maturity Date”) in lawful money of the United States of America and in immediately available funds the principal sum of $25,000, together with interest on the unpaid principal of this Note from the date hereof at the interest rate of Nine Percent (9%). The Note can be extended for one additional twelve month period. The Purchaser will make interest payments on this Note as cash flow becomes readily available. Interest shall be paid in cash (via wire transfer or check).

ARTLICE 2             REPRESENTATIONS AND WARRANTIES APPLICABLE TO THE SELLER

2.1	The Seller represents and warrants that:

2.1.1        Information. The Seller and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Purchaser. The Seller and its advisors, if any, have been afforded the opportunity to ask questions of the Purchaser. Neither such inquiries nor any other due diligence investigations conducted the Seller or its advisors, if any, or their representatives shall modify, amend or affect the Seller’s right to rely on the Purchaser’s representations and warranties contained herein.

2.1.2        Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Seller and shall constitute the legal, valid and binding obligations enforceable in accordance with the respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

2.1.3        No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Seller is a party), (iii) result in a violation of any law, rule, regulation, order, judgment  or decree (including federal and state securities laws) applicable to the Seller, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder.

2.1.4        Residency. The Seller is a Nevada corporation, located at 6564 North Smoke Tree Lane, Scottsdale Arizona 85253.

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

The Seller and the Company, to the best of their knowledge, hereby represent and warrant to the Purchaser as of the date hereof and in all material respects as of the Closing Date that:

3.1	COMPANY ORGANIZATION. The Company is a C-corporation duly organized and validly existing under the laws of Delaware.

3.2	SUBSIDIARIES AND AFFILIATES. Other than as set forth on SCHEDULE 3.2, the Company has no Subsidiaries.

3.3
CAPITAL STOCK.   The entire authorized capital stock of the Company consists of ten thousand (10,000) shares of common stock with $0.01 par value per share, of which three thousand (3,000) shares are issued and outstanding, and all of which are owned by the Seller. All issued and outstanding shares having been validly issued and are fully paid and non-assessable, with no personal liability or preemptive rights attaching to the ownership thereof. Except as set forth on SCHEDULE 3.3, no instruments or securities of any kind exist which are convertible into additional shares of the capital stock of the Company, nor do any outstanding options, warrants, rights, calls, commitments, plans, or other arrangements or agreements of any character exist providing for the purchase or issuance of any additional shares of the Company.

3.4
COMPANY RECORDS.    The minutes of the directors and owners of the Company made available to the Purchaser are correct in all material respects and contain all of the proceedings of the owners and directors of the Company.

3.5
AUTHORIZATION.    The Seller has full power and authority to enter into this Agreement and the agreements contemplated hereby and to deliver the Shares and the documents evidencing such Shares to the Purchaser as provided for herein, free and clear of all Liens. The execution, delivery and performance of this agreement and all other agreements and transactions contemplated hereby have been duly authorized by the directors and owners of the Company and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby.

3.6	BROKERAGE. No broker, agent or finder has rendered services to the Seller or the Company in connection with the transactions contemplated under this Agreement.

3.7
TITLE AND RELATED MATTERS.  Except as set forth in SCHEDULE 3.8 hereto, the Company has good and marketable title to all of the properties and assets reflected in the Financial Statements (except for properties and assets sold since the Financial Statement Date in the ordinary course of business), free and clear of all Liens, except (a) statutory Liens not yet delinquent; (b) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties; or do not detract from the value of such properties and assets, taken as a whole; or (c) Liens reflected in the Financial Statements or the notes thereto

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Company as follows as of the date hereof and as of the Closing Date, to the best of its knowledge:

4.1
CORPORATE ORGANIZATION.    The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.

4.2
AUTHORIZATION.    The Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The directors of the Purchaser have duly authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

4.3	BROKERAGE. No broker, agent or finder has rendered services to the Purchaser in connection with the transactions contemplated under this Agreement except as listed in SCHEDULE 4.3.

4.4	INVESTMENT INTENT. The Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.5
DISCLOSURE.  Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Seller or the Company by or on behalf of the Purchaser with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Purchaser has not disclosed to the Seller and the Company in writing and of which the Purchaser or its officers, directors or executive employees is aware and which could reasonably be anticipated to have a Material Adverse Effect.

ARTICLE 5 COVENANTS OF THE PURCHASER

The Purchaser hereby covenants and agrees with the Seller that:

5.1	CONSENTS. The Purchaser shall use its best efforts to obtain on or prior to the Closing Date, all consents necessary to the consummation of the transactions contemplated hereby.

5.2	BREACH OF AGREEMENT. The Purchaser shall not take any action which, if taken prior to the Closing Date, would constitute a breach of this Agreement.

5.3
CONFIDENTIALITY.    The Purchaser shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Seller’s prior consent, all information received by it the Company’s officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

ARTICLE 6 OTHER AGREEMENTS

As a condition to the Parties’ obligation to consummate the transactions contemplated hereby:

6.1
NO SOLICITATION OR NEGOTIATION.    Unless and until this Agreement is terminated, the Seller and the Company shall not, and each shall use its best efforts to cause its directors, officers, employees, representatives, agents, advisors, accountants and attorneys not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any person with respect to, or have any discussions with any persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, directly or indirectly, the Company, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

ARTICLE 7 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

The Purchaser’s obligation to close the Transaction contemplated hereby and to take any other actions required to be taken by the Purchaser at the Closing under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Purchaser:

7.1
REPRESENTATIONS AND WARRANTIES; PERFORMANCE.    The representations and warranties of the Seller and the Company contained in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Seller or the Company, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Seller and the Company shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. An officer of the Company shall have delivered to the Purchaser a certificate (which shall be addressed to the Purchaser), dated the Closing Date, in the form of EXHIBIT B hereto (the “OFFICER’S CERTIFICATE”), certifying to the foregoing.

7.2
CONSENTS AND APPROVALS.    The Seller and the Company shall have obtained any and all material consents, approvals, orders, qualifications, licenses, permits or other authorizations, required by all applicable Regulations, Orders and Contracts of the Company or binding on their respective properties and assets, with respect to the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 8 CONDITIONS TO THE OBLIGATIONS OF THE SELLER AND THE COMPANY

Each and every obligation of the Seller and the Company under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Seller and/or the Company, as applicable:

8.1
REPRESENTATIONS AND WARRANTIES; PERFORMANCE.    The representations and warranties of the Purchaser contained in this Agreement and all information contained in any exhibit, schedule or attachment hereto shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date. An officer of the Purchaser shall have delivered to the Seller a certificate, dated the Closing Date, in the form of EXHIBIT C hereto, certifying to the foregoing.

8.2
CONSENTS AND APPROVALS.  The Purchaser shall have obtained any and all material consents, approvals, orders, qualifications, licenses, permits or other authorizations, required by all applicable Regulations, Orders and Contracts of the Purchaser or binding on its properties and assets, with respect to the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby.

8.3	FULL PAYMENT TO SELLER. Purchaser shall have delivered to Sellers the the executed Promissory Note at the Closing.

8.4
OTHER DOCUMENTS.  The Purchaser shall furnish the Seller and the Company with such other and further documents and certificates including certificates of the Purchaser’s officers and others as Seller and the Company shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

ARTICLE 9 CLOSING

9.1
CLOSING.  Unless this Agreement shall have been terminated or abandoned or extended pursuant to the provisions of ARTICLE 9, a closing of the transactions contemplated by this Agreement (the “CLOSING”) shall be held as of the close of business on the 14th day of March, 2011, or on such other mutually agreed to date (the “CLOSING DATE”).

ARTICLE 10             TERMINATION PRIOR TO CLOSING

10.1.	METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

10.1.1.    By the Purchaser;

10.1.2.    By the Purchaser in writing, without liability, if either the Company or the Seller shall (a) fail to perform in any material respect their agreements contained herein required to be performed by them on or prior to the Closing Date; or (b) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Purchaser has notified the Seller of its intent to terminate this Agreement pursuant to this Section;

10.1.3.    By either the Seller or the Purchaser in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on the Purchaser, the Seller or the Company, which prohibits or restrains the Purchaser, the Seller or the Company from consummating the transactions contemplated hereby, provided that the Purchaser, the Seller and the Company shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within (thirty) 30 days after entry, by any such court or governmental or regulatory agency;

10.1.4.    By the Purchaser, in writing, without liability, if for any reason the Closing has not occurred by March 14, 2011 other than as a result of the material breach of this Agreement by the party attempting to terminate the Agreement.

10.2.
TERMINATION OF OBLIGATIONS.    Termination of this Agreement pursuant to this ARTICLE 10 shall terminate all obligations of the Parties hereunder, except for the obligations under Article 11 hereof; provided, however, that termination hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto.

ARTICLE 11 MISCELLANEOUS PROVISIONS

11.1	AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

11.2
ENTIRE AGREEMENT.    This Agreement, including the schedules and exhibits hereto and the documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions, including, without limitation, the letter of intent executed by the parties, dated March 14, 2011. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

11.3
CERTAIN DEFINITIONS.  “Affiliate” means, with regard to any Person (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person; (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities; (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person; (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such person’s affairs; (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

“Authority” means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

“Best of their knowledge” means, with respect to Seller or the Company, the actual and specific knowledge, without imputation, of the Seller.

“Claim” means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

“Common Stock” means the common stock, $0.001 par value per share, of the Purchaser.

“Contract” means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

“Debt Obligation” means a written promise to repay a debt, such as a bill, bond, banker's acceptance, note, certificate of deposit, or commercial paper.

““Guarantee” means any guaranty or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through an agreement or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a Guarantee in respect of any such obligations; (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations; (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or non-delivery of the property, products, materials or supplies or transportation or services; or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation; or (c) any bonding arrangement.

“Indebtedness” with respect to any Person means any obligation of such Person for borrowed money, but in any event shall include (a) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business; (b) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (c) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (d) capitalized lease obligations; and (e) all Guarantees of such Person.

“Lien” means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

“Material Adverse Change” means any developments or changes which would have a Material Adverse Effect.

“Material Adverse Effect” means any circumstances, state of facts or matters which might reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects of a Person.

“Occurrence” means any accident, happening or event which occurs or has occurred at any time prior to the Closing Date, which results in or could result in a claim against the Company or creates or could create a liability or loss for the Company.

“Order” means any decree, judgment, award, order, injunction, rule, consent of or by an Authority.

“Person” means any Company, partnership, joint venture, organization, entity, Authority or natural person.

“Proprietary Rights” means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

“Regulation” means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

 “Subsidiaries” means with respect to a Person, any business entity of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person.

“Trade Payable” means a debt payable by the Company to a creditor, or an enterprise in the normal course of its business

11.4
NOTICES.    Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (a) if sent by hand delivery, upon delivery; (b) if sent by registered or certified mail, return receipt requested, on the date on which such mail is received as indicated in such return receipt, or returned, if delivery is not accepted; (c) if delivered by a nationally recognized courier, one business day after deposit with such courier; and (d) if sent by facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable, addressed as follows:

If to Seller or Company:	Mr. Dennis Alexander
EGPI Firecreek, Inc.
6564 Smoke Tree Lane
Scottsdale, AZ 85253
Facsimile: (480) 443-1403

If to Purchaser:	Mr. Kristian K Penrith
Distressed Asset Acquisitions, Inc.
1800 Century Place NE, Suite 570
Atlanta, GA 30345

(or to such other address as any party shall specify by written notice so given). The evidence of forwarding of the notice provided hereinabove shall be conclusive of such proper notice and any changes of address must be given in the manner provided for notice herein.

11.5
ASSIGNMENT.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

11.6	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without regard to such state’s principles of conflicts of laws.

11.7
DISPUTE RESOLUTION.    Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, whether before or after the Closing, shall be brought in the courts of the State of Georgia, County of Fulton, or in the United States District Court for the Northern District of Georgia, and each of the parties consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each party to this Agreement hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation (whether as a claim, counter-claim, affirmative defense, or otherwise) in connection with this Agreement and the transactions contemplated hereby. The prevailing party to any such litigation shall be entitled to payment of all its reasonable legal fees and costs by the non-prevailing party. For purposes of the foregoing sentence, the determination of which party is the "prevailing party" shall be made in accordance with federal law.

11.8	COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9	HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.10
BINDING EFFECT.    This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

11.11
DELAYS OR OMISSIONS.    No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the party of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.12
SEVERABILITY.    Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

11.13
EXPENSES.    Except as otherwise set forth herein, the Purchaser, the Seller and Company shall each bear its own expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

PURCHASER:

DISTRESSED ASSET ACQUISITIONS, INC.,
a Georgia Corporation

By:	/s/ Kristian K Penrith
Name:	Kristian K Penrith
Title:	Executive Vice President

SELLER:

EGPI FIRECREEK, INC.,
a Nevada Corporation

By:	/s/ Dennis R. Alexander
Name:	Dennis R. Alexander
Title:	Chief Executive Officer

EXHIBIT A

PROMISSORY NOTE

EXHIBIT B

OFFICER’S CERTIFICATE

 EXHIBIT C

OFFICER’S SERTIFICATE

SCHEDULE 3.2

SUBSIDIARIES AND AFFILIATES

SCHEDULE 3.6

FINANCIAL STATEMENTS

SCHEDULE 3.8

TITLE AND RELATED MATTERS

SCHEDULE 4.3

BROKERAGE